EXHIBIT 21

Subsidiaries of HomeStreet, Inc.

Subsidiary	Jurisdiction of Incorporation or Organization
HomeStreet Bank	WA
HomeStreet Statutory Trust I	DE
HomeStreet Statutory Trust II	DE
HomeStreet Statutory Trust III	DE
HomeStreet Statutory Trust IV	DE
HomeStreet Capital Corporation	WA

Subsidiaries of HomeStreet Bank

Subsidiary	Jurisdiction of Incorporation or Organization
HomeStreet Reinsurance, Ltd.	Turks & Caicos Islands
Continental Escrow Company	WA
HomeStreet/WMS, Inc.	WA
Union Street Holdings, LLC	WA
HS Cascadia Holdings, LLC	WA
HS Properties Inc.	WA
YNB Real Estate LLC	WA